December 15, 2000



Transamerica Occidental Life
  Insurance Company

1150 South Olive Street
Los Angeles, CA 90015

Gentlemen:

With reference to the initial filing of the registration statement on Form S-6 by Transamerica Occidental Life Insurance Company with the Securities and Exchange Commission covering certain variable life insurance contracts to be issued through Separate Account VUL-5, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

         1.) Transamerica Occidental Life Insurance Company is duly organized and validly existing under the laws of the State of California.

         2.) The variable life insurance contracts, when issued as contemplated by the said Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Occidental Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the said initial Registration Statement on Form S-6. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,



David M. Goldstein
Vice President and
Deputy General Counsel